Exhibit 10.47

Asset Purchase Agreement

by and between

Novartis Pharma AG,

BioMarin Pharmaceutical Inc.

And

BioMarin Commercial Ltd.

November 21, 2017

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of November 21, 2017, by and among Novartis Pharma AG (“Buyer”), BioMarin Pharmaceutical Inc. (“BPI”), and BioMarin Commercial Ltd. (“Seller”).  Buyer, BPI, and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Seller is the sole beneficial owner of a Priority Review Voucher (as defined below).

WHEREAS, BPI is the nominal holder of the Priority Review Voucher on behalf of Seller, its wholly-owned Affiliate.

Whereas, Seller, BPI, and Buyer each (i) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Priority Review Voucher and all rights, benefits and entitlements appurtenant thereto, all on the terms set forth herein (such transaction, the “Asset Purchase”) and (ii), in furtherance thereof, have adopted and approved this Agreement and, upon the terms and subject to the conditions set forth in this Agreement, have approved the Asset Purchase and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements.

Whereas, Seller, BPI, and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

(a)“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date.  A Person shall be deemed to “control” another Person if it: (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(b) “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York and in Zurich, Switzerland.

(c) “Confidential Information” means (i) any and all confidential and proprietary information, including but not limited to, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available or communicated by a Party or its Representatives related to the subject matter hereof or otherwise in connection with this Agreement and

(ii) the terms, conditions and existence of this Agreement. “Confidential Information” will not include information that (A) is available to the public other than as a result of a disclosure by a receiving Party or its Representatives in breach of this Agreement, (B) becomes available to the recipient of such information from a third party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or (D) was developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates. Notwithstanding anything herein to the contrary, all Confidential Information included within the Purchased Assets shall constitute Confidential Information of the Buyer from and after the Closing Date.

(d)“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(e)“Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on use or transfer.

(f)“FDA” means the United States Food and Drug Administration.

(g)“FDA Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

(h)“FDA Approval Letter” means the letter, dated April 27, 2017, from the Department of Health and Human Services to Seller, Reference ID 4090146, regarding the approval of the BLA (761052) for Brineura (cerliponase alfa).

(i) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self‑regulatory organization or any quasi‑governmental or private body exercising any regulatory, taxing or other governmental or quasi‑governmental authority.

(j)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(k) “Knowledge” means, with respect to BPI or Seller, the actual knowledge of any director or officer of Seller or BPI, after performing a reasonable inquiry.

(l)“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to a Party or to any of its assets, properties or businesses.  Legal Requirements shall include, with respect to BPI and Seller, any requirements, conditions and obligations relating to the Priority Review Voucher set forth in the FDA Approval Letter or in any other correspondence received by Seller, BPI or their respective Affiliates from the FDA regarding the Priority Review Voucher.

(m)“Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

(n)“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(o)“Priority Review” means a priority review of and action upon a human drug application by the FDA not later than six (6) months after the filing of such application to the FDA, as defined in the FDA Act (21 U.S.C. 360ff).

(p)“Priority Review Voucher” means the priority review voucher issued by the FDA to BPI, as evidenced by the FDA Approval Letter and the notice published in the Federal Register, Vol. 82, No. 121, 28860, tracking number PRV BLA 761052, as the sponsor of a rare pediatric disease product application, that entitles the holder of such voucher to Priority Review of a single human drug application submitted under Section 505(b)(1) of the FDA Act or a single biologic application Section 351 of the United States Public Health Service Act, as further defined in the FDA Act.

(q)“Proceeding” means any claim, action, arbitration, audit, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(r)“Purchased Assets” means the Priority Review Voucher.  The Purchased Assets shall include any and all rights, benefits and entitlements afforded to the holder thereof.

(s)“Regulatory Change” means any (i) new Legal Requirement, amendment or supplement to any then-existing Legal Requirement, or (ii) new, amended or supplemented term or condition imposed on the Priority Review Voucher that is not set forth in the FDA Approval Letter, that in either case (i) or (ii) has been enacted, adopted, approved or imposed between the Effective Date and the Closing Date and adversely impacts the manner in which Buyer may use, receive, hold or otherwise exploit the Priority Review Voucher.

(t)“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE I

PURCHASE AND SALE

1.2Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase (a) from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer at the Closing, all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Encumbrances and (b) from BPI, and BPI agrees to sell, transfer, convey, assign and deliver to Buyer at the Closing BPI’s nominal record interest in the Purchased Assets, which constitutes BPI’s sole interest in the Purchased Assets, free and clear of all Encumbrances.  Seller and BPI shall perform all actions necessary to cause the transfer of all right, title and interest in, to and under the Purchased Assets to Buyer.  For the avoidance of doubt, the sale, transfer, conveyance and assignment of the Purchased Assets by Seller and BPI to Buyer shall not include the sale, transfer, conveyance or assignment of any Liabilities from BPI or Seller to Buyer and Buyer shall not assume or otherwise be liable for any Liabilities of Seller, BPI or their respective Affiliates, including Liabilities related to the Purchased Assets (collectively, the “Excluded Liabilities”).

1.3Closing.  The closing of the purchase and sale of the Purchased Assets contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on the fifth (5th) Business Day after all of the conditions set forth in ARTICLE IV have been satisfied or waived (other than those conditions which, by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other time and place as Buyer and Seller agree upon in writing (the “Closing Date”).

1.4Purchase Price.  The total consideration to be paid by Buyer for all of the Purchased Assets shall be US$125,000,000 (One Hundred and Twenty Five Million U.S. DOLLARS) (the “Purchase Price”). All payments to Seller shall be made in cash by wire transfer of immediately available funds to the bank account previously specified by Seller in writing to Buyer or such other bank account specified by Seller in writing to Buyer before the Closing Date.

1.5Closing Deliverables; Title Passage; Delivery of Purchased Assets.

(a)Seller Deliverables. At the Closing, Seller and BPI shall deliver, or cause to be delivered to Buyer, each of the following:

(i)a Bill of Sale in the form attached hereto as Exhibit A duly executed by Seller and BPI; and

(ii)a letter addressed to Buyer, substantially in the form set forth on Exhibit B hereto and duly executed by BPI, acknowledging the transfer of the Priority Review Voucher from BPI to Buyer, in accordance with applicable Legal Requirements (the “Seller FDA Letter”).

(b)Buyer Deliverables. At the Closing, Buyer shall deliver, or cause to be delivered to Seller, each of the following:

(i)the Purchase Price; and

(ii)a letter addressed to Seller, substantially in the form set forth on Exhibit C hereto and duly executed by Buyer, acknowledging the transfer of the Priority Review Voucher from Seller and BPI to Buyer, in accordance with applicable Legal Requirements (the “Buyer FDA Letter”).

(c)Title Passage.  Upon the Closing, all of the right, title and interest in and to the Purchased Assets shall pass to Buyer, free and clear of all Encumbrances.

(d)Method of Delivery of Assets.  If reasonably practicable, on the Closing Date, but in any event within one (1) Business Day of the Closing BPI shall duly submit to the FDA the Seller FDA Letter and Buyer shall duly submit to the FDA the Buyer FDA Letter.

1.6Joint and Several Liability.  All obligations and other Liabilities of each of Seller and BPI hereunder are joint and several and are enforceable in full against each such Party.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND BPI

Seller and BPI, on a joint and several basis, represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

2.1Organization, Standing and Power.  Seller is a corporation duly organized and validly existing under the laws of Ireland.  Seller has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets, Seller’s or BPI’s ability to consummate the transactions contemplated by this Agreement or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing.  Seller is not in violation of its articles of incorporation or bylaws, in each case as amended to date.

2.2Due Authority.  Seller has the requisite corporate power and authority to execute, deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller.   This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3Noncontravention.  The execution and delivery by Seller and BPI of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles of incorporation or bylaws of Seller or BPI, in each case as amended to date, (ii) the Priority Review Voucher, the FDA Approval Letter or any Contract that involves or affects in any way any of the Purchased Assets or (iii) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Seller, BPI or any of the Purchased Assets.

2.4No Consents. Except for the submission of the Seller FDA Letter and the filing of a Premerger Notification and Report Form under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is required in connection with, or necessary to enable or authorize Seller or BPI to, enter into, perform its obligations under and consummate the transactions contemplated by this Agreement.

2.5Title to Purchased Assets.  Except for BPI’s record ownership of the Purchased Assets, Seller is the sole and exclusive owner of all right, title and interest in and to the Purchased Assets and owns good and transferable title to the Purchased Assets free and clear of any Encumbrances. Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets. Seller has the full right to sell, transfer, convey, assign and deliver the Purchased Assets to Buyer at the Closing, free and clear of all Encumbrances. The right, title and interest in and to the Purchased Assets that is to be sold, transfered, conveyed, assigned and delivered by Seller and BPI to Buyer at the Closing in accordance with this Agreement collectively constitutes the entire right, title and interest in and to the Purchased Assets and immediately following the Closing, Buyer shall have all right, title and interest in and to the Purchased Assets, free and clear of all Encumberances.

2.6Contracts.  Except for this Agreement, there is no Contract to which Seller or BPI or any Affiliate of Seller or BPI is a party or is otherwise bound by that involves or affects (or may involve or affect) the issuance of, ownership of, transfer of, licensing of, title to, or use of any of the Purchased Assets.

2.7Compliance With Legal Requirements.  Seller, BPI and their respective Affiliates are, and at all times have been, in full compliance with each Legal Requirement that is or was applicable to (a) Seller’s, BPI’s and their respective Affiliates conduct, acts, or omissions with respect to any the Purchased Assets or (b) any of the Purchased Assets.  None of Seller, BPI or their respective Affiliates have received any written notice or other communication or, to its Knowledge, any oral notice or other communication, from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement.

2.8Legal Proceedings.  There is no pending, or to Seller’s or BPI’s Knowledge, threatened Proceeding nor has there been an Proceeding involving Seller, BPI or any of their respective Affiliates, and neither Seller, BPI nor any of their respective Affiliates are a party or subject to the provisions of any judgment, and to the Knowledge of Seller and BPI, there are no any facts or circumstances that could reasonably be expected to serve as a basis for a Proceeding involving Seller, BPI or any their respective Affiliates, (a) that involves or affects (or may involve or affect) the ownership of, licensing of, title to, ability to transfer or use of any of the Purchased Assets or (b) challenging the transactions contemplated by this Agreement.  None of the Purchased Assets are subject to any order of any Governmental Entity or arbitrator.

2.9Governmental Authorizations. None of Seller, BPI or any of their respective Affiliates is required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.

2.10Solvency.  Seller and BPI are not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller or BPI.  The remaining assets of Seller and BPI after the Closing will not be unreasonably small in relation to the business in which Seller and BPI, respectively, will engage after the Closing. After the Closing, Seller and BPI will each have the ability to pay their debts as they become due.

2.11Revocation; Use of Purchased Assets.  The Priority Review Voucher has not been terminated, cancelled or revoked. None of Seller, BPI or any of their respective Affiliates have taken or refrained from taking any action that, and to Seller’s Knowledge there are no facts or circumstances that, could reasonably be expected to (with or without notice or lapse of time, or both) give rise to a right of FDA to revoke, cancel, suspend or terminate the Priority Review Voucher.  There is nothing that would preclude or interfere with (i) the transfer of the Purchased Assets to Buyer or (ii) Buyer’s ability to use of the Purchased Assets to obtain Priority Review or any other benefit associated with the Purchased Assets following the Closing.  There is no term or condition imposed by the FDA on the Priority Review Voucher that is not set forth in the FDA Approval Letter as of the date hereof.  Seller and BPI have provided to Buyer true and complete copies of the FDA Approval Letter, the rare pediatric disease designation issued by the FDA for Brineura (cerliponase alfa) and all other correspondence received by Seller, BPI or any of their respective Affiliates from the FDA regarding the Priority Review Voucher.

2.12Intent to Use. None of Seller, BPI or any of their respective Affiliates has filed or submitted to the FDA a notification of intent to use the Priority Review Voucher.

2.13BPI Organization, Standing and Power; Authority.  BPI is a corporation duly organized and validly existing under the laws of the State of Delaware.  BPI has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets, Seller’s or BPI’s ability to consummate the transactions contemplated by this Agreement or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing.  BPI is not in violation of its certificate of incorporation or bylaws, in each case as amended to date.

2.14BPI Due Authority. BPI has the requisite corporate power and authority to execute, deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of BPI, and this Agreement has been duly executed and delivered by BPI.  This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of BPI, enforceable against BPI in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.15BPI Title to Purchased Assets. BPI is the record owner of the Purchased Assets as nominee for, and on behalf of, Seller and such record ownership constitutes BPI’s sole right, title and interest in and to the Purchased Assets and does not include any beneficial ownership right thereto.  BPI has performed all actions necessary to perfect Seller’s ownership of, and its ability to transfer, all right, title and interest in the Purchased Assets (other than BPI’s record ownership thereof as nominee for, and on behalf of, Seller).

2.16Marketed Product. BPI has initiated marketing in the United States of the rare pediatric disease product for which the Priority Review Voucher was awarded within the 365-day period beginning on the date of the FDA approval of such rare pediatric disease product and has continuously marketed such product in the United States since its approval.

2.17Brokers.  No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or BPI.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

3.1Organization, Standing and Power.  Buyer is a corporation duly formed, validly existing and in good standing under the laws of Switzerland.

3.2Authority.  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer.  This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3Noncontravention.  The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the organizational or governing documents of Buyer, in each case as amended to date, (b) any Contract (except as would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the Asset Purchase) or (c) except as may be required to comply with the HSR Act, any Legal Requirements (except as would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the Asset Purchase).

3.4No Consents.  Except for the submission of the Buyer FDA letter and the filing of a Premerger Notification and Report Form under the HSR Act,  no filing, authorization, consent, approval, permit order, registration or declaration, governmental or otherwise, is required in connection with, or necessary to enable or authorize Buyer to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement.

3.5Brokers.  No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE IV
CONDITIONS TO CLOSING

4.1Conditions Precedent of Buyer, Seller and BPI. Each Party’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)HSR Act. The applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and any clearance required under the HSR Act.

(b)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition issued or promulgated by a Governmental Entity preventing, prohibiting or restraining the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any applicable Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal.

(c)No Governmental Litigation. There shall not be any Proceeding commenced or pending by a Governmental Entity seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement and/or the transactions contemplated hereby.

(d)Deliverables. The Parties shall have made the deliveries contemplated under Section 1.5(a) and Section 1.5(b).

4.2Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)Accuracy of Representations. Each of the representations and warranties made by Seller and BPI in this Agreement (other than the representations and warranties made by Seller and BPI in Sections 2.1, 2.2, 2.5, 2.7, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16 and 2.17) shall be true and correct in all respects (without giving effect to any materiality qualifications (or words of similar import) contained therein) as of the date hereof and at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), provided that any such failure of such representations and warranties to be true and correct shall be disregarded if it would not, individually or in the aggregate, reasonably be expected to delay, restrict, limit, preclude or otherwise negatively impact in a material manner the transfer and/or use of the Purchased Assets to or by Buyer. Each of the representations and warranties made by Seller and BPI in Sections 2.1, 2.2, 2.5, 2.7, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16 and 2.17 shall be true and correct in all respects at and as of the Closing Date (or, in each case, if made as of a specified period or date, as of such period or date).

(b)Performance of Covenants. All of the covenants and obligations that Seller and/or BPI is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c)Closing Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and duly executed by Seller, certifying that the conditions set forth in Sections 4.2(a) and 4.2(b) have been satisfied.

(d)No Regulatory Change. There shall not have occurred and remain in effect any Regulatory Change.

4.3Seller’s and BPI’s Conditions Precedent. The obligations of Seller and BPI to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)Accuracy of Representations. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date).

(b)Performance of Covenants. All of the covenants and obligations that Buyer is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c)Closing Certificate. Buyer shall have delivered to Seller and BPI a certificate, dated the Closing Date and duly executed by Buyer, certifying that the conditions set forth in Sections 4.3(a) and 4.3(b) have been satisfied.

ARTICLE V
INDEMNIFICATION

5.1Indemnification.

(a)Indemnification by Seller.  Seller and BPI will, jointly and severally, indemnify, defend and hold Buyer and its Affiliates and their respective directors, officers, employees and agents harmless for, from and against any and all Liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) arising out of any claims (“Claims”) resulting from (i) any breach of Seller’s and/or BPI’s representations, warranties, covenants or obligations under this Agreement, (ii) Seller’s, BPI’s or their respective Affiliates’ grossly negligent, fraudulent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement and the transactions contemplated hereunder and/or (iii) all Excluded Liabilities.

(b)Indemnification by Buyer.  Buyer will indemnify, defend and hold Seller, BPI, and their Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Damages arising out of any Claims resulting from (i) any breach, of Buyer’s representations, warranties, covenants or obligations under this Agreement, (ii) Buyer’s grossly negligent, fraudulent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement and the transactions contemplated hereunder, and (iii) Buyer’s, its Affiliates’, or any subsequent transferee’s use of the Priority Review Voucher.

5.2Indemnification Procedures.  A Person entitled to indemnification pursuant to Section 5.1 will hereinafter be referred to as an “Indemnitee.”  A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” Indemnitee shall inform Indemnitor of any Claim as soon as reasonably practicable after the Claim arises, it being understood and agreed that the failure to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice.  The Indemnitee will permit the Indemnitor to assume direction and control of the defense of any Claim instituted or asserted by any third party (“Third Party Claim”), at the Indemnitor’s expense, provided that (i) the Indemnitor has acknowledged its responsibility for defending such Third Party Claim in writing to the Indemnitee, (ii) such Third Party Claim is not a class action, criminal matter, or a claim in which solely non-monetary, equitable or injunctive relief against the Indemnitee is sought and (iii) the Indemnitor conducts such defense in good faith and in a diligent manner. The Indemnitee, at the Indemnitor’s expense, will cooperate as reasonably requested in the defense of such Third Party Claim.  The Indemnitee will have the right to participate in the defense, and to retain its own counsel at its own expense, of any Third Party Claim the defense of which is controlled by the Indemnitor pursuant hereto.  If the Indemnitee is defending such Third Party Claim, the Indemnitee shall keep the Indemnitor apprised of all material developments with respect to such Third Party Claim and promptly provide the Indemnitor with copies of all correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation. The Indemnitor may not settle such Claim, or otherwise consent to an adverse judgment in such Third Party Claim, without the Indemnitee’s prior written consent; provided, that, the Indemnitor shall not require such consent with respect to the settlement of any Third Party Claim (a) under which settlement the sole relief provided is for monetary damages that are paid in full by the Indemnitor, (b) which settlement would not materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the Indemnitee, (c) which settlement includes, as an unconditional term thereof, the giving by each claimant or plaintiff to the

Indemnitee of a release from all liability in respect of such Claim; and (d) which does not result in any finding or admission of fault by the Indemnitee.

5.3Adjustments.Any amount paid under this Article V shall be treated as an adjustment to the Purchase Price for all tax purposes unless otherwise required by applicable law.

ARTICLE VI
ADDITIONAL COVENANTS

6.1Further Assurances.  Subject to Section 6.8, the Parties shall use commercially reasonable efforts to cause the conditions set forth in ARTICLE IV to be satisfied and to consummate the transactions contemplated herein as promptly as reasonably practical. The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use of the Purchased Assets to obtain Priority Review.

6.2Compliance with Legal Requirements. Seller and BPI shall, and shall cause their respective Affiliates and successors-in-interest to Brineura (cerliponase alfa) to, comply with all Legal Requirements relating to the Priority Review Voucher, including without limitation, submission of a report to the FDA no later than five (5) years after the date of the approval by the FDA of the Biologics License Application (“BLA”) for Brineura (cerliponase alfa)as described in the FDA Approval Letter and as set forth in 21 U.S.C. 350ff(e)(2).  Each of Seller and BPI shall, and shall cause and their respective Affiliates and successors-in-interest to Brineura (cerliponase alfa) to, forward to Buyer any communications it receives from any Governmental Entity in respect of the Priority Review Voucher.

6.3Nondisclosure.

(a)With respect to Confidential Information received, the Parties will (i) keep the Confidential Information confidential, (ii) not use any Confidential Information for any reason, and (iii) not disclose any Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.

(b)A Party may disclose Confidential Information only to its Representatives on a need-to-know basis.

(c)A Party will (i) instruct its Representatives to comply with the terms and conditions of this Section 6.3, and (ii) be responsible and liable for any breach of this Section 6.3 by it or its Representatives.

(d)If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 6.3, such Party shall provide the disclosing Party with prompt notice of such compulsion or request (to the extent legally permitted) so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.3. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the

Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity, provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.

(e)Nothing herein shall prohibit or otherwise restrict the disclosure of Confidential Information by or on behalf of Buyer or its Affiliates to the FDA or other Governmental Entity as required in connection with any filing, application or request for regulatory approval in which Priority Review is sought.

6.4Publicity.

6.5Notwithstanding Section 6.8, following the Closing, Seller, BPI, and Buyer (and their Affiliates) shall have the right to issue a press release containing a description of the Asset Purchase and the Purchase Price in the form attached hereto as Exhibit D.  The Parties agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement without the prior written consent of the other Parties (which shall not be unreasonably withheld or delayed), except as required by a Governmental Entity or applicable Legal Requirement (including the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange or trading market on which a Party’s securities are traded); provided that the Party intending to disclose such information shall use reasonable efforts to provide the other Parties with advance notice of such required disclosure, and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party). Notwithstanding the foregoing, without prior submission to or approval of the other Parties, any Party may issue press releases or public announcements which incorporate information concerning this Agreement which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement.

(a)Without limiting the foregoing, the Parties acknowledge that BPI will be required to file this Agreement as an exhibit to its Annual Report on Form 10-K as filed with the SEC.  BPI shall request confidential treatment of such exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and 5 U.S.C. §552(b)(4) of the Freedom of Information Act and the rules promulgated thereunder to permit the filing of a redacted exhibit, provided that there is no assurance that such request will be granted by the SEC and the SEC may require filing of the Agreement in full.

6.6Use of Name.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 6.6 shall not prohibit any Party from making any disclosure identifying the other Parties that, in the opinion of the disclosing Party’s counsel, is required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (to the extent legally permitted) so as to provide a reasonable opportunity to comment thereon.

6.7Other Covenants.  Until the earlier of the Closing or the termination of this Agreement, (a) Seller and BPI shall, and shall cause their respective Affiliates to, provide Buyer with prompt written notification of the occurrence of any Regulatory Change and maintain the Priority Review Voucher in full force and effect and (b) Seller and BPI shall not, and shall cause their respective Affiliates not to (i) enter into any Contract with respect to the Purchased Assets or (ii) take or permit, or omit to take any action that could reasonably be expected to (a) prevent the satisfaction of the conditions set forth in ARTICLE IV or (b) adversely affect any of the Purchased Assets or Seller’s or BPI’s ability to consummate the transactions contemplated by this Agreement or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing.

6.8Antitrust Notification.

(a)Unless this Agreement shall have been validly terminated in accordance with Section 7.1, Buyer, Seller and BPI shall, as promptly as practicable (but no later than ten (10) Business Days) after the Effective Date, file with the Federal Trade Commission and the Department of Justice the premerger notification and report form required as a result of the contemplated purchase and sale of the Purchased Assets and the other transactions contemplated hereby, and shall include any supplemental information requested in connection therewith, pursuant to the HSR Act. Any such filing, notification and report form and supplemental information shall be in compliance with the requirements of the HSR Act.  The Parties shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act.  The Parties shall (A) cooperate with one another and keep one another apprised of the status of any communications with, and any inquiries or requests for additional information from, the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity, (B) comply promptly with any such reasonable inquiry or request, (C) subject to applicable Legal Requirements, consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party, (D) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat, and (E) furnish the other Party (or, in respect of competitively sensitive materials, solely to the other Party’s outside counsel) with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between a Party or its Affiliates, on the one hand, and any Governmental Entity, on the other hand, with respect to the transactions contemplated hereunder or any investigation with respect to the transactions contemplated hereunder.  Buyer shall bear, and promptly satisfy, all costs and expenses associated with all filing fees and other charges for the filing under the HSR Act by all Parties. Nothing contained in this Agreement shall require any Party to disclose to the other Party or its outside counsel (1) documents filed pursuant to Item 4(c) and 4(d) of the Notification and Report Form under the HSR Act or communications regarding the same documents, (2) information submitted in response to any request for additional information, documents which reveal such Party’s negotiating objectives or strategies regarding the transactions contemplated hereunder (3) information relating to businesses and investments of Buyer or its Affiliates, (4) any information for which disclosure is prohibited by any Governmental Entity or (5) any information for which disclosure would waive applicable legal privilege.

(b)From and after the date on which the filings are made pursuant to Section 6.8(a), the Parties shall use their respective reasonable best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Purchased Assets and the other transactions contemplated hereby, including replying at the earliest practicable date to any requests for information received from the Federal Trade Commission or the Department of Justice pursuant to the HSR Act and making any permitted request for early expiration or termination of the applicable waiting periods under the HSR Act as soon as possible.

(c)Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Parties or any of their respective Affiliates to offer or agree to (a) (i) sell, hold, hold separate, divest, license, discontinue or limit, before or after the Closing Date, any assets, businesses, equity holdings, intellectual property, or other interests or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, equity holdings, intellectual property or interests (including but not limited to any requirements to enter into new contracts or modify or terminate existing contracts) or (b) any material modification or waiver of the terms and conditions of this Agreement.

ARTICLE VII
TERMINATION

7.1Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties hereto to consummate the transactions contemplated by this Agreement may be terminated and abandoned at any time before the Closing only as follows:

(a)Upon the mutual written consent of Buyer and Seller; or

(b)By either Party, by written notice to the other Party if the Closing has not occurred on or before the expiration of three (3) months from the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose material breach of any provision set forth in this Agreement has resulted in the failure of the Closing to occur on or before such date.

7.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 7.2, Section 1.1, Section 6.3, and ARTICLE VIII, which shall survive any such termination) and there shall be no liability on the part of Buyer or Seller except for damages resulting from any breach of this Agreement prior to termination of this Agreement by Buyer or Seller.

ARTICLE VIII
GENERAL PROVISIONS

8.1Survival.  Articles I, II, III, V, VI and VIII shall each survive the Closing.

8.2Notices.  Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; or (b) upon such Party’s receipt after sent by registered mail, by courier or express delivery service, in any case to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other parties hereto):

(i) if to Buyer, to:

Novartis Pharma AG Lichtstrasse 35 CH 4056 Basel Switzerland Email: roy.papatheodorou@novartis.com Attention: Roy Papatheodorou, General Counsel Pharmaceuticals

with a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, New York 10019-9710

Telecopy:  212-836-6698

Email: aaron.gardner@apks.com

Attention:  Aaron Gardner

(ii) if to Seller, to:

BioMarin Commercial Ltd.
Dominion House 60 Montrose Avenue P.O. Box N-9932 Nassau, The Bahamas with a copy (which shall not constitute notice) to:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attn: General Counsel

Tel: (415) 506-6700

(iii) if to BPI, to:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attn: General Counsel

Tel: (415) 506-6700

8.3Construction.

(a)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(b)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)Except as otherwise indicated, all references in this Agreement to “Articles” and “Sections” are intended to refer to Articles and Sections of this Agreement.

8.4Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties hereto to the terms and conditions of this Agreement.

8.5Entire Agreement.  This Agreement, including all exhibits and schedules attached hereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof.

8.6Assignment.  No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Parties’ express prior written consent.  Any attempt to assign this Agreement, without such consent, will be null and void and of no effect.  Notwithstanding the foregoing, any Party may assign this Agreement without the consent of the other Parties: (a) to a third party that succeeds to all or substantially all of its assets or related business (whether by sale, merger, operation of law or otherwise); or (b) to an Affiliate of such Party.  Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party's successors and permitted assigns

8.7Severability.  If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.  The Parties hereto shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.

8.9Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

8.10WAIVER OF JURY TRIAL.  EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES.  THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

8.11Amendment; Extension; Waiver.  Subject to the provisions of applicable law, the Parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties hereto.  At any time, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

8.12No Benefit to Third Parties.  Covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Buyer, BPI, and Seller has caused this Asset Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

NOVARTIS PHARMA AG

By:	/s/ Mark Rogers, PhD, MBA, LLM
Name: Mark Rogers, PhD, MBA, LLM
Title: Novartis Pharma AG Global Head BD&L Transactions Pharma

NOVARTIS PHARMA AG

By:	/s/ Natalie Tan
Name: Natalie Tan
Title: Head Legal Respiratory Franchise

Biomarin COMMERCIAL ltd.

By:	/s/ G. Eric Davis

Name: G. Eric Davis

Title: Director

Biomarin pharmaceutical inc.

By: /s/ G. Eric Davis

Name: G. Eric Davis

Title: Executive Vice President, General Counsel

Exhibit A

FORM OF BILL OF SALE

This Bill of Sale (this “Bill of Sale”) is entered into as of [DATE], by and among Novartis Pharma AG (“Buyer”), BioMarin Pharmaceutical Inc. (“BPI”), and BioMarin Commercial Ltd. (“Seller”).

Upon the terms and subject to the conditions of the Asset Purchase Agreement, dated as of [●], 2017 (the “Asset Purchase Agreement”), by and among Buyer, Seller and BPI, Seller has agreed to sell, and Buyer has agreed to purchase, all right, title and interest in, to and under the Purchased Assets, including the Priority Review Voucher, in each case free and clear of all Encumbrances.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, hereby agree as follows:

1.Defined Terms; Interpretation. Except as otherwise set forth herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the Asset Purchase Agreement. This Bill of Sale shall be interpreted in accordance with the rules of construction set forth in Section 8.3 of the Asset Purchase Agreement.

2.Transfer of Purchased Assets. Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, (a) Seller hereby sells, assigns, transfers, and conveys to Buyer and its successors and its assigns, and Buyer hereby does purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets (including the Priority Review Voucher), in each case free and clear of all Encumbrances and (b) BPI hereby sells, assigns, transfers, and conveys to Buyer and its successors and its assigns, and Buyer hereby does purchase from BPI, BPI’s  record ownership of the Purchased Assets, which constitutes BPI’s sole interest in the Purchased Assets, free and clear of all Encumbrances.  The right, title and interest in and to the Purchased Assets that is sold, transfered, conveyed, assigned and delivered by Seller and BPI to Buyer hereunder collectively constitutes the entire right, title and interest in and to the Purchased Assets and upon the Closing, Buyer shall have all right, title and interest in and to the Purchased Assets, free and clear of all Encumberances.

3.Effective Time. This Bill of Sale shall be effective as of the Closing.

4.Binding Effect; Amendments. This Bill of Sale shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and permitted assigns. Neither this Bill of Sale, nor any term or provision hereof, may be amended, modified, superseded or cancelled except by an instrument in writing signed by each party hereto.

5.Governing Law. This Bill of Sale and any disputes arising under or related hereto shall be governed by the rules set forth in Section 8.9 of the Asset Purchase Agreement.

6.Counterparts. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

[Signature Page to Bill of Sale]

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed and delivered as of the date first written above.

NOVARTIS PHARMA AG

By:
Name:
Title:

NOVARTIS PHARMA AG

By:
Name:
Title:

Biomarin COMMERCIAL ltd.

By:
Name:
Title:

Biomarin pharmaceutical inc.

By:
Name:
Title:

[Signature Page to Bill of Sale]

Exhibit B

BPI’s Transfer Acknowledgment Letter

[BPI’s Letterhead]

[Date]

Novartis Pharma AG

Lichtstrasse 35

CH 4056 Basel

Switzerland

RE: BLA 761052 for Brineura (cerliponase alfa) - Transfer of Rare Pediatric Disease Priority Review Voucher PRV BLA 761052 (the “Voucher”)

Dear [Buyer Contact]:

Reference is made to the subject BLA 761052 and all related correspondence.

Please be advised that as of [Date], Novartis Pharma AG (“Buyer”) has legally accepted complete ownership of the Voucher from BioMarin Pharmaceutical Inc. (“BioMarin”). BioMarin hereby authorizes transfer of ownership of the Voucher to Buyer.

BioMarin has provided Buyer with an unredacted copy of the Brineura (cerliponase alfa) (BLA 7610052) approval letter from the Department of Health and Human Services to BioMarin (Reference ID 4090146), which includes the Voucher (the “Approval Letter”). Buyer agrees to use the Voucher in accordance with the terms of the Approval Letter.

Please do not hesitate to contact me should you have any questions or comments.

Sincerely,

BioMarin Pharmaceutical Inc.

By:

Name:

Title:

Exhibit C

Buyer’s Transfer Acknowledgment Letter

[Novartis Pharma AG Letterhead]

[Date]

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

RE: BLA 761052 for Brineura (cerliponase alfa) - Transfer of Rare Pediatric Disease Priority Review Voucher PRV BLA 761052 (the “Voucher”)

Dear [Seller Contact]:

Reference is made to the subject BLA 761052 and all related correspondence.

Please be advised that as of [Date], Novartis Pharma AG (“Buyer”) has legally accepted complete ownership of the Voucher from [BioMarin Pharmaceutical Inc. and BioMarin Commercial Ltd.] (“BioMarin”).

BioMarin has provided Buyer with an unredacted copy of the Brineura (cerliponase alfa) (BLA 7610052) approval letter from the Department of Health and Human Services to BioMarin (Reference ID 4090146), which includes the Voucher (the “Approval Letter”). Buyer will advise the U.S. Food and Drug Administration (“FDA”) of the legal transfer of the Voucher from BioMarin to Buyer by providing a copy of this letter to the FDA, and agrees to use the Voucher in accordance with the terms of the Approval Letter.

The regulatory contact information for the Voucher is as follows:

[[Buyer] Contact]

Please do not hesitate to contact us should you have any questions or comments.

Sincerely,

Novartis Pharma AG

By:

Name:

Title:

Exhibit D

Press Release

(attached)

Contact:

             Investors: Media:

             Traci McCarty Debra Charlesworth

             BioMarin Pharmaceutical Inc. BioMarin Pharmaceutical Inc.

             (415) 455-7558(415) 455-7451

For Immediate Release

BioMarin Sells Second Priority Review Voucher for $125 Million

SAN RAFAEL, Calif., Nov. XX, 2017—SAN RAFAEL, Calif., Nov. XX, 2017—BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced that it has entered into a definitive agreement to sell the Rare Pediatric Disease Priority Review Voucher (PRV) it obtained in April of this year for a lump sum payment of $125,000,000. The Company received the voucher under a U.S. Food and Drug Administration (FDA) program intended to encourage the development of treatments for rare pediatric diseases. BioMarin was awarded the voucher when it received approval of Brineura®, a new biological product for patients with late infantile neuronal ceroid lipofuscinosis type 2 (CLN2), also known as tripeptidyl peptidase 1 (TPP1) deficiency, a form of Batten disease.  The transaction remains subject to customary closing conditions, including anti-trust review.

"We are proud to be able to participate in a program that encourages investment in the development of therapies for children with rare diseases.  BioMarin will direct the proceeds from this voucher sale towards additional investment in an already robust pipeline of products to treat rare and ultra-rare diseases,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. "We are very pleased that this voucher will be accelerating the availability of a therapy for patients.”

This is the second PRV that BioMarin has sold.  In July 2014, BioMarin received $67.5 million from Regeneron Ireland, an indirect, wholly-owned subsidiary of Regeneron Pharmaceuticals, Inc., in exchange for a voucher awarded when it received approval of Vimizim® for patients with the rare disease, Mucopolysaccharidosis type IVA, also known as Morquio A syndrome.

Pediatric Disease Priority Review Voucher Sale Impact to BioMarin Financial Guidance

The sale of the PRV will be recorded as a $125 million gain on sale of intangible asset and will also be associated with approximately $25 million of income tax expense.  As a result of the sale, the Company will update its GAAP Net Loss guidance by the $100 million net after tax gain, and for full-year 2017, the GAAP Net Loss guidance will be reduced to between $(10) million and $(30) million.  The sale of the PRV is a special item that will be excluded from Non-GAAP Income and consequently the Non-GAAP Income guidance for the full-year 2017 is unchanged at $60 to $80 million.

About the Pediatric Disease Priority Review Voucher Program

The PRV is issued to the sponsor of a rare pediatric disease product application that entitles the holder to priority review of a single New Drug Application or Biologics License Application. The sponsor receives the voucher upon approval of the rare pediatric disease product application.  PRVs may be sold or transferred, and there is no limit on the number of times a priority review voucher can be transferred.

About Food and Drug Administration Standard Review and Priority Review Designations

Prior to approval, each drug marketed in the United States must go through a detailed FDA review process.  In 1992, under the Prescription Drug User Act (PDUFA), FDA agreed to specific goals for improving the drug review time and created a two-tiered system of review times - Standard Review and Priority Review. Standard Review can be accomplished in a ten-month time frame from the time the application is filed by the FDA, which typically occurs approximately 60-days following submission of the application. A Priority Review designation is given to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. The FDA goal for reviewing a drug with Priority Review status is six months from the time the application is filed by the FDA.

About BioMarin

BioMarin is a global biotechnology company that develops and commercializes innovative therapies for people with serious and life-threatening rare disorders. The company's portfolio consists of six commercialized products and multiple clinical and pre-clinical product candidates.

For additional information, please visit www.BMRN.com. Information on BioMarin's website is not incorporated by reference into this press release.

BioMarin®, Brineura® and Vimizim® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates.